                                                                   EXHIBIT 10.3


                          CONSULTING SERVICES AGREEMENT

         This AGREEMENT (the "Agreement") dated as of August 16, 1996, is by and between:

         VISTA LASER CENTERS OF THE PACIFIC, INC., a Nevada corporation (herein called the "Company"); and

         VISTA TECHNOLOGIES INC., a Nevada corporation (herein called "Vista").


         1. ENGAGEMENT. The Company hereby engages the services of Vista as a consultant to the Company, and Vista hereby accepts such engagement, all subject to the terms and conditions set forth in this Agreement and effective on completion of the Company IPO defined below.

         2. BUSINESS AND TERRITORY OF THE COMPANY AND PRIOR INVESTMENT BY VISTA

         2.1. The Company, upon completion of an initial public offering of the Company's securities generating at least $6,000,000 in gross cash proceeds to the Company (the "IPO"), will own and manage outpatient surgical centers (the "LVC CENTERS") in the states of California and Nevada providing facilities, equipment and various support services to qualified ophthalmologists and optometrists for vision correction by use of advanced laser technology, focusing in particular on laser vision correction of common refractive disorders such as myopia, hyperopia and astigmatism ("LVC CARE"). The target market of the Company will be the states of California and northern Nevada, in particular all of California north of and including San Luis Obispo and Reno, Nevada (the "Territory"). The parties understand that the Company is in the development stage and plans to engage in certain development activities relating to its plan of operation prior to completing an IPO.

         2.2. The Company will apply a portion of proceeds from the IPO adequate to establish one or more Company-owned and managed LVC Centers. The first such LVC Centers will be located in Sacramento, California. Such facility will be leased at a rate competitive with similar office space in the immediate area, and will be equipped with equipment selected by the Company's Board of Directors adequate to establish and maintain an advanced, state-of-the art refractive and ophthalmic LVC Center.

         2.3 Vista hereby agrees that the Company shall have the option to acquire the additional territory of all of California south of San Luis Obispo ("Southern California") by opening at least four (4) full-service (including laser equipment) LVC Centers in Southern California within the later of one (1) year after the effective date of the IPO or February 16, 1998. The Company shall receive the written consent of Vista to the material details of each of such proposed LVC Center prior to such opening; however, such Vista consent shall not be unreasonably withheld. Upon the opening of the fourth full-service LVC Center in Southern California to which Vista consented, Southern California shall be added to the definition of "Territory" as set forth in Section 2.1 above for the remaining term of this Agreement.

         2.4. The parties acknowledge that Vista currently owns 600,000 restricted shares of the Company's Common Stock. The parties further acknowledge that Vista has experience in the ownership and operation of LVC Centers in Europe and has access to personnel experienced in the administration of a publicly-owned corporation.

         3. SERVICE MARK OF VISTA

         3.1 Vista has applied to the U.S. Patent and Trademark Office for a service mark on the mark "Vista Laser Center" as applied to LVC Care (the "Service Mark").

         3.2 Vista hereby grants to the Company and its subsidiaries the right to the full use of the Service Mark in the Company's Territory as defined hereinabove during the term of this Agreement as described in Section 7 below. Upon the expiration of this Agreement pursuant to Section 7 below, the Company shall cease all use of the Service Mark and shall immediately take action to change the Company's name to a name which will not be confused with the Service Mark.

         3.3 Vista hereby agrees that it shall not use, and it shall not execute any agreement which provides for any other company to use, the Service Mark in the Territory during the term of this Agreement and/or in Southern California during the first year following the date of this Agreement. Further, Vista shall not aid, provide assistance to, support or benefit any competitor, direct or indirect, of the Company within the Territory during the term of this Agreement and/or in Southern California during the first year following the IPO.

         4. CONSULTING SERVICES. During the term of this Agreement, Vista covenants and agrees to provide the following services to the Company:

         (a) Advice and assistance as to developments in LVC Care available to Vista as a result of Vista's ownership and operation of LVC centers in Europe.

         (b) Advice and assistance in obtaining corporate financing for the Company.

         (c) Advice and assistance in the location and negotiation of suitable facility leases for LVC Centers required by the Company and in seeking equipment financing alternatives.

         (d) Advice and assistance in communication and coordinating activities of mutual interest with other companies providing laser vision correction facilities, equipment and support services to health care professionals, including other such companies in areas outside of the Company's targeted regional markets that may be hereafter sponsored by Vista as well as entities that are not affiliated with Vista.

         (e) Advice and assistance as to accounting requirements and legal compliance with periodic reporting obligations of the Company to the U.S. Securities and Exchange Commission.

         (f) Advice and assistance as to legal compliance with federal and state laws and regulations relating to the nature of the Company's relationships and compensation provisions with health care professionals.

         (g) Advice and assistance concerning investor relations activities and requirements of the Company and coordinating communications with market-markers for the Company's publicly traded securities.

         (h) Advice and assistance as to the Company's legal compliance in the United States with rules and regulations at the federal and state level affecting Company operations in the health care industry and the manner in which the Company may establish and operate LVC Centers.

         5. CONSULTING FEES PAYABLE TO VISTA BY THE COMPANY. In consideration of all consulting services rendered and the Service Mark granted to the Company and its subsidiaries hereunder, the Company shall pay Vista the following consulting fees during the term of this Agreement as described in Section 7 below:

                  (a) an amount equal to 5% of the LVC Center Revenues received by the Company and its majority-owned subsidiaries during the term of this Agreement, payable within 15 days after the end of each month. (Majority-owned subsidiaries shall mean any corporation or other business entity in which at least a majority of the voting capital stock or other voting rights are beneficially owned or controlled by the Company. To the extent that revenues received by the Company are revenues attributable to a majority-owned subsidiary in which less than 100% of the equity is owned by the Company, the portion of that subsidiary's revenues on which the 5% shall be based shall be the Company's percentage interest in such revenues based upon its percentage ownership of the equity in said majority-owned subsidiary).

                  (b) an amount equal to 2 1/2% of the LVC Center Revenues actually received by the Company during the term of this Agreement that are attributable to any subsidiaries of the Company that are not majority-owned subsidiaries, payable within 15 days after the end of each month. No consulting fees shall be payable on such revenues unless they are actually collected by the Company.

For the purposes of this Agreement, "LVC Center Revenues" shall mean revenues received by the Company and its subsidiaries for use of their LVC Center facilities and equipment and for providing support and patient referral services to health care professionals relating to LVC Care at LVC Centers.

         The Company shall provide Vista with a detailed accounting of its LVC Center Revenues within 15 days after the end of each month, together with such additional detail as Vista or its authorized representatives shall request. In the event of any overpayment or underpayment of compensation to Vista hereunder in any month, the amount thereof shall be credited or charged as an adjustment to amounts due in the next month of this Agreement until such overpayment or underpayment has been offset.

         6. OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

         6.1. In consideration of its subscription to the Company's Common Stock and the services to be provided by Vista hereunder, the Company covenants and agrees that during the term of this Agreement it will use the Company's best efforts to cause at least two (2) nominees designated by Vista, and reasonably satisfactory to the Company's Board of Directors, to be elected as directors on the Company's Board of Directors.

         6.2. Vista agrees to establish and maintain a Vista Medical Advisory Board, and to adopt a stock option program for members of the Vista Medical Advisory Board, during the term of this Agreement.

                  Vista's Medical Advisory Board will consist ophthalmologists and optometrists who will meet and confer each year at the American Academy of Ophthalmology annual meeting and at additional meetings, if any, as may be called from time to time by the Executive Committee of Vista's Medical Advisory Board. The Executive Committee of Vista's Medical Advisory Board shall consist of approximately five ophthalmologists and approximately five optometrists, one of whom shall be a health care professional designated by the Company meeting credential requirements of such Executive Committee. The Executive Committee of Vista's Medical Advisory Board shall establish credential requirements for members of the Medical Advisory Board and shall administer the Vista Medical Advisory Board. Members of the Vista Medical Advisory Board shall be compensated as determined in accordance with policies established from time to time by Vista's board of directors.

                  As a material part of its compensation program for members of the Vista Medical Advisory Board, Vista agrees to cause stock options (granted at an option exercise price equal to fair market value on the date of grant) to be to be granted to one credentialed health care professional designated by the Company which are at least equal in amount to the most favorable stock option package granted to any other member of the Vista Medical Advisory Board.

         7. TERM AND TERMINATION.

         7.1. The initial term of this Agreement shall commence effective with the successful completion of the Company's IPO and shall continue for a period of ten (10) years following the completion of the Company's IPO unless earlier terminated in accordance with the following provisions:

                  7.1.1. In the event the Company's IPO has not been successfully completed on or before December 31, 1996, this Agreement may be terminated by Vista at its sole discretion at any time thereafter upon thirty (30) days prior written notice to the Company unless the Company's IPO is completed during such 30 day period of grace. If this Agreement is terminated in accordance with this
Section 7.1.1, the parties shall be released from all obligations hereunder.

                  7.1.2. In the event the Company or Vista shall be in material breach of any other covenant or agreement on its part to be performed in this Agreement, this Agreement may be terminated by the other party at its sole discretion at any time thereafter upon thirty (30) days prior written notice unless such material breach has been cured during such 30 day period of grace.

         7.2. Upon the expiration of the initial ten (10) year term of this Agreement, this Agreement shall be automatically renewed for successive periods of five (5) years each unless any party hereto shall provide the other party with written notice of its intent to terminate this Agreement at least six (6) months prior to the expiration of the then current term of this Agreement or any renewal thereof.

         8. DISPUTE RESOLUTION.

         8.1. In the event of a dispute between the parties to this Agreement, the parties agree to promptly meet and confer with the goal of settling such dispute. If the parties are unable to a reach a prompt, amicable agreement concerning such dispute, the parties agree to submit the matter to non-binding mediation. If the parties cannot agree on a mediator, the Judicial Arbitration and Mediation Service, Inc., San Francisco, California office ("J.A.M.S") will be requested to provide a mediator with expertise in consulting agreements. The mediation fee, in any, shall be divided equally between the parties.

         8.2. Failing the resolution of their dispute by mediation, any dispute or claim in law or in equity arising out of this Agreement or any resulting transaction shall be decided by neutral, binding arbitration in accordance with
Part 3, Title 9 of the California Code of Civil Procedure, and not by court action except as provided by California law for judicial review of arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties to the arbitration shall have the right to discovery in accordance with the California Discovery Act (Code of Civil Procedure 2016 et. seq.). The arbitrator shall be agreed on by the parties or appointed by request and according to procedures of J.A.M.S. The losing party shall pay the J.A.M.S.'s fees, the other party's reasonable fees, costs and necessary disbursements. The filing of a judicial action to enforce the recording of a notice of pending action, or order of attachment, receivership, injunction or other provisional remedies shall not constitute a waiver of the right to arbitrate (or mediate) under this (or the preceding) provision.

         9. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, postage prepaid, or by commercial overnight courier (such as Federal Express, DHL, etc.) with written verification of receipt, to the last known principal office of the other party hereto.

         10. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.

         11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         12. ASSIGNMENT. The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon their respective successors and assigns.

         13. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.


         IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day first written above.


"Company"                        VISTA LASER CENTERS OF THE PACIFIC, INC.


                                  By:________________________________
                                       J. Robert Griffin, Chairman


"Vista"                                VISTA TECHNOLOGIES INC.


                                  By:________________________________
                                       Thomas A. Schultz, President